UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)


                         MORTON INDUSTRIAL GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      CLASS A COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  619328 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 MARCH 26, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 619328 10 7                 13G                     Page 2 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BANK OF MONTREAL
     (I.R.S. No. 13-4941092)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     CANADA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          545,467 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A
                    CURRENTLY EXERCISABLE WARRANT)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 545,467 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     545,467
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     9.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     BK
________________________________________________________________________________

CUSIP No. 619328 10 7                 13G                     Page 3 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HARRIS FINANCIAL CORP.
     (I.R.S. NO. 51-0275712)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          545,467 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A
                    CURRENTLY EXERCISABLE WARRANT)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 545,467 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     545,467
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     9.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________

CUSIP No. 619328 10 7                 13G                     Page 4 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BMO NESBITT BURNS EQUITY GROUP (U.S.), INC.
     (I.R.S. NO. 36-4133546)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          545,467 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A
                    CURRENTLY EXERCISABLE WARRANT)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 545,467 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     545,467
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     9.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________

CUSIP No. 619328 10 7                 13G                     Page 5 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BMO NESBITT BURNS CAPITTAL (U.S.), INC.
     (I.R.S. NO. 36-4133545)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          545,467 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A
                    CURRENTLY EXERCISABLE WARRANT)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 545,467 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     545,467
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     9.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________

CUSIP No. 619328 10 7                 13G                     Page 6 of 8 Pages

Item 1(a).  Name of Issuer:


            Morton Industrial Group, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1021 W. Birchwood, Morton, Illinois  61550

            ____________________________________________________________________

Items 2(a)  Name and Address of Persons Filing:
and (b).

            (i)   Bank of Montreal
                  100 King Street West
                  1 First Canadian Place
                  Toronto, Ontario
                  Canada  M5X 1A1

            (ii)  Harris Financial Corp.
                  111 West Monroe Street
                  Chicago, Illinois 60603

            (iii) BMO Nesbitt Burns Equity Group (U.S.), Inc.
                  111 West Monroe Street
                  Chicago, Illinois 60603

            (iv)  BMO Nesbitt Burns Capital (U.S.), Inc.
                  111 West Monroe Street
                  Chicago, Illinois 60603

            ____________________________________________________________________


Item 2(c).  Citizenship:

            (i)   Bank of Montreal is a Canadian corporation.

            (ii)  Harris Financial Corp. is a Delaware corporation.

            (iii) BMO Nesbitt Burns Equity Group (U.S.), Inc. is a Delaware
                  corporation.

            (iv) BMO Nesbitt Burns Capital (U.S.), Inc. is a Delaware corporation.

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Class A Common Stock, $.01 par value

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            619328 10 7

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP No. 619328 10 7                 13G                     Page 7 of 8 Pages

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     (a)  Amount beneficially owned:

          545,467*
          ______________________________________________________________________

     (b)  Percent of class:

          9.4%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  0


          (ii)  Shared power to vote or to direct the vote:  545,467*


          (iii) Sole power to dispose or to direct the disposition of: 0


          (iv)  Shared power to dispose or to direct the disposition of:
                545,467*

         * The amount beneficially owned by BMO Nesbitt Burns Capital (U.S.), Inc. consists of shares all of which are issuable upon exercise of a currently exercisable warrant. BMO Nesbitt Burns Capital (U.S.), Inc. is a wholly-owned subsidiary of BMO Nesbitt Burns Equity Group (U.S.), Inc., which is a wholly-owned subsidiary of Harris Financial Corp., which is a wholly-owned subsidiary of Bank of Montreal.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         See Exhibit 1 for the identity and classification of the subsidiary which dirctly beneficially owns the securities reported herein.

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not applicble.

         _______________________________________________________________________

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 6, 2004               BANK OF MONTREAL

                                    /s/ Paul V. Reagan
                                    -------------------------------------------
                                    Name:  Paul V. Reagan
                                    Title: U.S. General Counsel and Senior
                                           Vice President


                                    HARRIS FINANCIAL CORP.

                                    /s/ Paul V. Reagan
                                    -------------------------------------------
                                    Name:  Paul V. Reagan
                                    Title: U.S. General Counsel and Executive
                                           Vice President


                                    BMO NESBITT BURNS EQUITY GROUP (U.S.), INC.

                                    /s/ Douglas P. Sutton
                                    -------------------------------------------
                                    Name:  Douglas P. Sutton
                                    Title: Managing Director


                                    BMO NESBITT BURNS CAPITAL (U.S.), INC.

                                    /s/ Douglas P. Sutton
                                    -------------------------------------------
                                    Name:  Douglas P. Sutton
                                    Title: Managing Director